Exhibit 99.1

                            Explanation of Responses

(1) This Form 3 is filed on behalf of Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), and Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein", and together with SCM, the "Reporting Persons"). SCM is an investment management firm and is the investment manager of certain investment funds (the "Funds"), which directly own the securities disclosed in this Form 3. Dr. Shubin Stein is the controlling person of SCM and certain investment funds and a portfolio manager of certain investment funds. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Act"), and the relationship of the Reporting Persons to each other and the Funds, Dr. Shubin Stein and SCM may be deemed to be the beneficial owners of an indeterminate portion of the securities disclosed herein. Each of the Reporting Persons disclaims beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein, and this Form 3 shall not be deemed an admission that any such person is a beneficial owner of the securities reported as beneficially owned herein for purposes of Section 16 of the Act or for any other purpose.